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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468

PROSPECTUS SUPPLEMENT NO. 14
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

               This Prospectus Supplement No. 14 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000, Prospectus Supplement No. 6 dated May 12, 2000, Prospectus Supplement No. 7 dated May 18, 2000, Prospectus Supplement No. 8 dated May 26, 2000, Prospectus Supplement No. 9 dated June 1, 2000, Prospectus Supplement No. 10 dated June 9, 2000, Prospectus Supplement No. 11 dated June 16, 2000, Prospectus Supplement No. 12 dated July 7, 2000 and Prospectus Supplement No. 13 dated August 4, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.


               The table on the Prospectus Supplement dated June 9, 2000, is hereby amended as follows:

               The deletion from the Prospectus Supplement dated June 9, 2000 of:

Morgan Stanley Dean Witter Convertible
   Securities Trust                          $2,000,000            *       18,518       18,518

         and the substitution therefor of:

Morgan Stanley Dean Witter Convertible
   Securities Trust                          $1,000,000            *        9,259        9,259


               The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                            PRINCIPAL
                                            AMOUNT OF
                                              NOTES                             COMMON         COMMON
                                           BENEFICIALLY       PERCENTAGE      STOCK OWNED       STOCK
                                            OWNED AND          OF NOTES      PRIOR TO THE      OFFERED
                 NAME                     OFFERED HEREBY      OUTSTANDING      OFFERING         HEREBY
---------------------------------------------------------------------------------------------------------
BP Amoco PLC Master Trust                  $   241,000              *             2,231           2,231
Hotel Union & Hotel Industry of Hawaii     $   440,000              *             4,074           4,074
ITG Inc.                                   $   190,000              *             1,759           1,759
Morgan Stanley Dean Witter Convertible
   Securities Trust                        $ 3,000,000(1)           *            27,777          27,777
Robertson Stephens                         $14,000,000(2)        2.15%          129,629         129,629
Any other holder of notes or future
   transferee from any such holder         $ 1,685,000              *            15,601          15,601


*    Less than one percent.


(1) Represents an aggregate principal amount of notes originally registered on the Prospectus Supplement filed June

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        9, 2000 and subsequently amended to a principal amount of $1,000,000 on the Prospectus Supplement filed August 18, 2000 and the common stock into which those notes are convertible.


(2) Represents an aggregate principal amount of notes which includes $4,000,000 previously registered on the Prospectus Supplement filed April 21, 2000 and the common stock into which those notes are convertible and $2,000,000 previously registered on the Prospectus Supplement filed June 9, 2000 and the common stock into which those notes are convertible.

               The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

               INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 18, 2000.



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